Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contacts:	Bre Whalen, Breana.Whalen@navistar.com, 331-332-3056
Kate Beers, KBeers@BrunswickGroup.com, 917-257-4179
Investor contact:	Marty Ketelaar, Marty.Ketelaar@navistar.com, 331-332-2706
Web site:	www.Navistar.com

NAVISTAR ANNOUNCES CONDITIONAL FULL REDEMPTION OF

6.625% SENIOR NOTES DUE 2025

LISLE, Ill. – June 21, 2021 – Navistar International Corporation (“Navistar”) (NYSE: NAV), a leading U.S. truck maker, today announced that it delivered a Notice of Conditional Full Redemption (the “Conditional Notice”) to the holders of its outstanding 6.625% Senior Notes due 2025 (the “Senior Notes”). The Conditional Notice called for redemption of all the currently outstanding $1,100,000,000 aggregate principal amount of the Senior Notes (the “Redemption”) on July 1, 2021 (the “Redemption Date”), subject to the satisfaction or waiver on or prior to the Redemption Date of the Merger Condition (as defined below). The redemption price of the Senior Notes is 103.313% of the principal amount redeemed, which amount is equal to $1033.13 per $1,000 principal amount of the Senior Notes, plus accrued and unpaid interest up to, but not including, the Redemption Date.

The Redemption is subject to and expressly conditioned upon the consummation of the merger of Dusk Inc. (the “Merger Subsidiary”), a wholly owned indirect subsidiary of TRATON SE, with and into Navistar (the “Merger”), with Navistar continuing as the surviving corporation and an indirect subsidiary of TRATON SE following the consummation of the Merger pursuant to an Agreement and Plan of Merger, dated as of November 7, 2020, by and among Navistar, TRATON SE and the Merger Subsidiary (“Merger Agreement”) (such consummation, the “Merger Condition”). The Redemption Date remains subject to the Merger Condition and may be delayed until such time as the Merger Condition is satisfied or waived.

Navistar will provide notice to the trustee under the indenture for the Senior Notes at least one Business Day prior to the Redemption Date in the event the Redemption Date is extended past July 1, 2021. Alternatively, in Navistar’s discretion, the Redemption may not occur, and the Conditional Notice may be rescinded, in the event that the Merger Condition is not satisfied or waived on or prior to the Redemption Date or by the Redemption Date, as it may be delayed.

The consummation of the Merger remains subject to regulatory approvals and the satisfaction of customary closing conditions set forth in the Merger Agreement. As a result, there can be no assurance that the Redemption will occur on the Redemption Date or at all.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statements

Certain statements in this press release, that are not purely historical, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, each as amended.

Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements.

Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which Navistar has no control. These factors, risks and uncertainties include, but are not limited to, the following: (i) conditions to the completion of the proposed Merger may not be satisfied or the regulatory approvals required for the proposed Merger may not be obtained on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (iii) the effect of the announcement or pendency of the proposed Merger on Navistar’s business relationships, operating results, and business generally; (iv) risks that the proposed Merger disrupts Navistar’s current plans and operations and potential difficulties in Navistar’s employee retention as a result of the proposed Merger; (v) risks related to diverting management’s attention from our ongoing business operations; (vi) potential and existing litigation that may be instituted, or has been instituted, against Navistar or its directors or officers related to the proposed Merger or the Merger Agreement; (vii) the amount of the costs, fees, expenses and other charges related to the proposed Merger; and (viii) such other factors as are set forth in Navistar’s periodic public filings with the Securities and Exchange Commission (“SEC”), including but not limited to those described under the headings “Risk Factors” and “Forward Looking Statements” in its Form 10-K for the fiscal year ended October 31, 2020, which was filed with the SEC on December 17, 2020, the definitive proxy statement on Schedule 14A, which was filed with the SEC on January 29, 2021, the quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2021, which was filed with the SEC on June 8, 2021 and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov.

Forward-looking statements reflect the views and assumptions of management as of the date of communication with respect to future events. Navistar does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by Navistar or any other person that the events or circumstances described in such statement are material.

# # #